Exhibit 99
SOUTHWEST AIRLINES CO.
2007 EQUITY INCENTIVE PLAN

I.  PURPOSE

The purpose of the SOUTHWEST AIRLINES CO. 2007 EQUITY INCENTIVE PLAN (the “Plan”) is to secure for the Company the benefits of the additional incentive inherent in the ownership of its Common Stock by Directors and selected key Employees of the Company and its Affiliates who are important to the success and the growth of the Company and its Affiliates, and to help the Company and its Affiliates secure and retain the services of such Directors and key Employees.

II.  DEFINITIONS

The following definitions shall be applicable throughout the Plan, unless specifically modified by any provision of the Plan:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Agreement” means an agreement, certificate, or other documentation (in each case, whether in written, electronic, or other format) governing the grant of an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(c) ”Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit, or Performance Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(f) “Committee” means the committee(s) appointed by the Board to administer the Plan, in accordance with Section IV(a) of the Plan.

(g) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section XI of the Plan.

(h) “Company” means Southwest Airlines Co., a Texas corporation.

(i) “Director” means an individual who is a member of the Board.

(j) ”Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, as of any specified date, unless otherwise determined by the Committee, the closing price of the Common Stock as reported by the primary national stock exchange on which such stock is listed. If no sale shall have been made on that day, or if the Common Stock is not listed on a national exchange at that time, fair market value will be determined by the Committee in such manner as it deems appropriate including, without limitation, by reference to the last preceding date on which the price of the Common Stock is reported by a national stock exchange or, if the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, by reference to the average between the reported high and low or closing bid and asked prices of the Common Stock on the most recent date on which the Common Stock was publicly traded.

(m) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(n) “Non-Employee Director” means a member of the Board who is not an Employee of the Company or any of its Affiliates.

(o) “Non-Qualified Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(p) “Option” means a right granted to a Participant under Section VII of the Plan to purchase shares of Common Stock at such time and price, and subject to such other terms, conditions, and restrictions, as are set forth in the Plan and in the applicable Agreement. Options may be Incentive Stock Options or Non-Qualified Stock Options.

(q) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(r) “Performance Award” means an Award that includes performance measures in accordance with Section X of the Plan.

(s) “Plan” means the Southwest Airlines Co. 2007 Equity Incentive Plan, as amended from time to time.

(t) “Restricted Stock Award” means an Award of Common Stock granted under Section VIII of the Plan that is subject to the restrictions set forth in such Section and to such other terms, conditions, and restrictions as are set forth in the Plan and in the applicable Agreement.

(u) “Restricted Stock Unit” means a right granted under Section IX of the Plan to receive a share of Common Stock in the future, subject to such terms, conditions, and restrictions as are set forth in the Plan and in the applicable Agreement.

(v) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(w) “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder from time to time.

(x) “Section 162(m) Exception” means the exception under Section 162(m) for “qualified performance-based compensation.”

III.  EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its approval by the Shareholders of the Company. No Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been exercised or have expired, all Restricted Stock Awards and Restricted Stock Units granted under the Plan have vested or been forfeited, and all Performance Awards have been satisfied or have expired.

IV.  ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Board or by a committee of, and appointed by, the Board that shall be comprised of at least two members of the Board; provided that, (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such committee shall consist of at least such number of Directors as is required from time to time by Rule 16b-3, and each such committee member shall satisfy the qualification requirements of such rule; (ii) with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such committee shall consist of at least such number of Directors as is required from time to time to satisfy the Section 162(m) Exception, and each such committee member shall satisfy the qualification requirements of such exception; and (iii) to the extent required under the rules of any stock exchange or automated quotation system on which the Common Stock is listed for trading or quoted, each member of such committee shall satisfy any “independence” or other requirements of such exchange or quotation system; provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clauses (i) and/or (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. Subject to (i) the limitations set forth in this Section IV and (ii) any limitations set forth in the Texas Business Corporation Act, as well as any other laws, rules, or regulations that may apply from time to time, the Committee shall have the authority to delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company.

(b) Powers.  Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals who will receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, and the number of shares of Common Stock to be subject to each Award. In making its determinations, the Committee shall take into account the nature of the services rendered by the respective individuals, their present responsibility level, performance, and potential contribution to the Company’s success, any other Awards received by them, and such other factors as the Committee in its sole discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have the power to interpret the Plan and the respective Agreements hereunder, to establish rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The Committee shall have the authority to amend the terms of any outstanding Award or to waive any condition or restriction applicable to any Award in any manner that is not inconsistent with the terms of the Plan; provided, however, that no amendment may materially impair the rights of the holder thereof without the holder’s consent. The determinations of the Committee on the matters referred to in this Section IV shall be conclusive.

With respect to any restriction in the Plan, or to which any Award is subject, that is based on the requirements of Rule 16b-3, Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company’s securities are listed or automated quotation system upon which the Company’s securities are quoted, or any other applicable law, rule, or restriction, to the extent that any such restriction is no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restriction and/or to waive any such restriction with respect to outstanding Awards.

V.  SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section XI below, the maximum number of shares of Common Stock that may be issued under the Plan with respect to all types of Awards in the aggregate shall not exceed 6,000,000; provided that no more than 2,400,000 of the 6,000,000 shares shall be issued pursuant to Restricted Stock and Restricted Stock Unit Awards, collectively. (For example, (i) if the Companywere to issue 2,400,000 shares of Common Stock pursuant to Restricted Stockand/or Restricted Stock Unit Awards, 3,600,000 shares would remainavailable for issuance pursuant to Option Awards only, and no shares would remainavailable for Restricted Stock or Restricted Stock Unit Awards; or (ii) if theCompany were to issue 5,500,000 shares of Common Stock pursuant to Option Awards,500,000 shares would remain available for Restricted Stock, Restricted StockUnit and/or Option Awards.) To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, subject to adjustment in accordance with Section XI below, the maximum number of shares of Common Stock with respect to which Awards may be granted in the aggregate to any Participant during the term of the Plan shall not exceed 450,000.

The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock, Common Stock previously issued and outstanding and reacquired by the Company, or both. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.  ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees or Directors; provided that Awards of Incentive Stock Options may only be granted to Employees of the Company or any parent or subsidiary corporation in accordance with Section VII(e) below.

VII.  STOCK OPTIONS

(a) Grants of Stock Options Generally.  The Committee may from time to time grant Options on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Automatic Grants of Options to Non-Employee Directors.  Each individual who becomes a Non-Employee Director after adoption of this Plan and who has not previously been granted Options under this or any other plan of the Company shall, on the date of his or her initial appointment or election to the Board, be granted a Non-Qualified Stock Option to purchase 10,000 shares of Common Stock at a price equal to 100 percent of the Fair Market Value of the Common Stock on such date. Each individual who became a Non-Employee Director prior to adoption of this Plan and who has not previously been granted Options under any plan of the Company shall, on the date of the 2007 Annual Meeting of Shareholders of the Company, be granted an Option to purchase 8,000 shares of Common Stock at a price equal to 100 percent of the Fair Market Value of the Common Stock on such date. Subject to Section VII(g) below, Options granted to Non-Employee Directors pursuant to this Section VII(b) shall have a term of ten years and shall become exercisable with respect to one-third of the shares covered thereby annually, beginning on the first anniversary of the date of grant.

(c) Option Period.  Subject to Section VII(b) above (regarding automatic grants to Non-Employee Directors), the term of each Option shall be as specified by the Committee at the date of grant of such Option, but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant.

(d) Exercisability of Options.  Subject to Section VII(b) above (regarding automatic grants to Non-Employee Directors), an Option shall be exercisable in whole or in such installments and at such times as are determined by the Committee.

(e) Special Limitations on Incentive Stock Options.  The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options shall be 6,000,000, subject to the following limitations. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(f) Option Exercise Price and Payment of Exercise Price.  The exercise price of an Option shall be determined by the Committee but, subject to adjustment as provided in Section XI, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The exercise price may be paid as follows: (i) in cash; (ii) in the discretion of the Committee, in shares of Common Stock (provided that the Committee may require that such shares have been held by the Participant for a specified period time); (iii) by delivery (including by fax or electronic means in accordance with the procedures determined by the Committee) to the Company or its designated agent of an irrevocable Option exercise notice together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain shares of Common Stock purchased upon exercise of an Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price for the Option (providedthat, with respect to such a cashless exercise, the Option shall be deemed exercised on the date of sale of the shares of Common Stock received upon exercise); and/or (iv) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

(g) Rights Upon Termination of Service.  Subject to Section VII(e) above (regarding Incentive Stock Options), in the event of the termination of a Participant’s service with the Company or any Affiliate, such Participant’s Options that have not vested as of the date of termination shall automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date of termination. The vested portion of the Participant’s outstanding Options shall thereafter automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date that is the earliest to occur of the following (the “Option Termination Date”):

(i) The date of the Participant’s termination of service with the Company or an Affiliate for cause, including breach by the Participant of an employment agreement with the Company or an Affiliate or the Participant’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or an Affiliate;

(ii) The expiration of two years following the date of termination of a Participant’s employment with the Company or an Affiliate if such Participant is not also a Director of the Company;

(iii) The expiration of five years following the date of termination of a Director’s service with the Board;

(iv) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide in the Participant’s Option Agreement;

(v) The expiration of ten years from the date of grant of such Option.

Upon the occurrence of any event described in this Section VII(g), any Participant who desires to exercise an Option prior to the Option Termination Date shall be required to provide notice of exercise to the Company prior to the close of trading on the New York Stock Exchange on the Option Termination Date.

(h) Restrictions on Repricing of Options.  Subject to Section XI below, the Committee may not reprice Options for any reason.

(i) Shareholder Rights and Privileges.  A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a Shareholder with respect to an unexercised Option. The Participant shall be entitled to all the privileges and rights of a Shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of Common Stock have been registered in the Participant’s name or otherwise credited to the Participant.

(j) Option Agreements.  Options granted under the Plan shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Options granted; (ii) the date of grant; (iii) the option exercise price; (iv) whether such Options are Incentive Stock Options or Non-Qualified Stock Options; (v) the period during which such Options may be exercised and any vesting schedule applicable to such Options, including any applicable performance measures (as set forth in Section X); (vi) the effect of termination of employment or service on the exercisability of the Options; and (vii) any other terms that the Committee deems appropriate.

VIII.  RESTRICTED STOCK AWARDS

(a) Grants of Restricted Stock.  The Committee may from time to time grant shares of Restricted Stock on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, as determined by the Committee. The Committee shall establish the vesting schedule applicable to each Restricted Stock Award, provided that (i) in no event shall any Restricted Stock Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that the shares will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section X; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Rights and Restrictions Governing Restricted Stock.  Common Stock awarded pursuant to a Restricted Stock Award shall be registered in the Participant’s name or otherwise credited to the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends or other distributions with respect to shares of Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other Shareholder rights, except that (i) the Participant shall not be entitled to delivery of unrestricted shares until all conditions to vesting have been satisfied; (ii) the Participant may not sell, transfer, pledge, assign, exchange, hypothecate, or otherwise encumber or dispose of the shares until all conditions to vesting have been satisfied; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock.

(d) Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Rights Upon Termination of Service.  In the event of the termination of a Participant’s service with the Company or any Affiliate, any of such Participant’s shares of Restricted Stock that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Agreements.  Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of shares of Restricted Stock granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant for such Restricted Stock; (iv) the vesting schedule applicable to such Restricted Stock, including any applicable performance measures (as set forth in Section X) or other restrictions; (v) the effect of termination of service on the vesting of the Restricted Stock; and (vi) any other terms that the Committee deems appropriate.

IX.  RESTRICTED STOCK UNITS

(a) Grants of Restricted Stock Units.  The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock Units.  The Committee shall establish the vesting schedule applicable to each Restricted Stock Unit Award; provided that (i) in no event shall any Restricted Stock Unit Award that has a vesting schedule based on the passing of time have (or be accelerated such that is has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest in under one year from the date of grant. The Committee may provide that the Restricted Stock Units will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section X; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Settlement of Restricted Stock Units.  On the date on which Restricted Stock Units vest (or at such other time or times as the Committee may provide), the holder of such Restricted Stock Units shall be entitled to receive one share of Common Stock for each Restricted Stock Unit that has vested. In such event, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(d) Shareholder Rights and Privileges.  A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a Shareholder with respect to outstanding Restricted Stock Units granted pursuant to this Section. The Participant shall be entitled to all of the privileges and rights of a Shareholder only with respect to such shares of Common Stock as have been issued pursuant to a Restricted Stock Unit Award and that have been registered in the Participant’s name or otherwise credited to the Participant.

(e) Rights Upon Termination of Service.  In the event of the termination of a Participant’s service with the Company or any Affiliate, any of such Participant’s Restricted Stock Units that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Unit Award Agreements.  Each Restricted Stock Unit granted pursuant to this Section IX shall be evidenced by an Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant in connection with such Restricted Stock Units; (iv) the vesting schedule applicable to such Restricted Stock Units, including any applicable performance measures (as set forth in Section X) or other restrictions; (v) the effect of termination of service on the vesting of the Restricted Stock Units; and (vi) any other terms that the Committee deems appropriate.

X.  PERFORMANCE AWARDS

The grant, vesting, and/or exercisability of any Award may, in the Committee’s sole discretion, be conditioned, in whole or in part, on the attainment of performance targets related to one or more performance measures over a performance period, in which case, such Award shall constitute a Performance Award under the Plan.

(a) Performance Measures.  (i) Performance Awards that are not intended to qualify for the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee shall determine.

(ii) Performance Awards that are intended to qualify for the Section 162(m) Exception based on the satisfaction of one or more performance measures shall be conditioned upon the achievement during a specified performance period of specified levels of one or more of the measures listed below. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date on which 25 percent of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events to the extent consistent with Section 162(m) of the Code. The performance measures established by the Committee may be based upon (1) the earnings or earnings per share of the Company or of any business unit of the Company designated by the Committee; (2) the net operating margin of the Company or of any business unit of the Company designated by the Committee; (3) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) any of the foregoing calculated on an “economic basis”; (8) the price of a share of Common Stock; (9) the Company’s market share; (10) the market share of a business unit of the Company designated by the Committee; (11) the Company’s sales; (12) the sales of a business unit of the Company designated by the Committee; (13) the economic value added; or (14) any combination of the foregoing. A measure that is calculated on an “economic basis” is a measure that is adjusted (to the extent consistent with Section 162(m) of the Code) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the Committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Statement of Financial Accounting Standards No. 133, Accounting for DerivativeInstruments and Hedging Activities, as amended; (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

(b) Determination of Awards.  To the extent the Committee intends for Awards to qualify for the Section 162(m) Exception, prior to the Participants’ receipt of shares of Common Stock pursuant to such Awards (or prior to receipt of the Awards themselves, if applicable), the Committee shall certify whether the performance targets and measure(s) related to such Awards have been achieved. The Committee, in its sole discretion, may provide for a reduction in a Participant’s Performance Award during the performance period.

XI.  RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the Shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business; (ii) any merger or consolidation of the Company or any Affiliate; (iii) any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof; (iv) the dissolution or liquidation of the Company or any Affiliate; (v) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business; or (vi) any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share (if applicable) shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share (if applicable) shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(c) Recapitalizations and Corporate Changes.  If the Company recapitalizes or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new Awards for Awards then outstanding hereunder, (i) all unvested Options then outstanding shall be accelerated and shall become exercisable in full, and all restrictions and/or performance measures with respect to any Award shall be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, Awards shall expire.

(d) Awards and Rights in Substitution for Awards Granted by OtherEmployers.  Awards may be granted under the Plan from time to time in substitution for Awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(e) Shareholder Action.  Any adjustment provided for in the above Subsections shall be subject to any required Shareholder action.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

XII.  AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. In addition, the Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that no amendment shall be made without approval of the Shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

XIII.  MISCELLANEOUS

(a) No Right to An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award nor any other rights hereunder except as may be evidenced by an Award Agreement, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations with respect to any Award.

(b) No Employment/Board Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of an employment relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding.  By accepting any shares of Common Stock issued pursuant to an Award granted under the Plan, the Participant thereby represents and warrants to the Company that the purchase or receipt of such shares shall be for investment and not with a view to distribution; provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, or is, without such representation and warranty, exempt from registration under such Act. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Company may (i) endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred pursuant to any Award granted under this Plan; or (ii) otherwise note such restrictions with respect to Common Stock that is not certificated. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. This authority shall include the authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee, in its sole discretion, may require, as a condition to the exercise of any Option or delivery of any shares of Common Stock, that an additional amount be paid in cash equal to the amount of any taxes owed as a result of such exercise or delivery.

(d) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer.  No Award granted under this Plan or any right evidenced thereby shall be transferable by the Participant other than by will or the laws of descent and distribution, and any Options shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(f) Governing Law.  The Plan shall be governed by, and construedin accordance with, the laws of the State of Texas, without regard to conflicts oflaws principles thereof.